Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 486-8111
POLYMEDICA TO OFFER
$150 MILLION CONVERTIBLE SUBORDINATED NOTES

Company Intends to Repurchase 705,000 Shares of Common Stock
Wakefield, Massachusetts (September 12, 2006) — PolyMedica Corporation (NASDAQ: PLMD) today announced its intention to offer, subject to market and other conditions, $150 million principal amount of Convertible Subordinated Notes due 2011 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In certain circumstances, the notes may be convertible into cash up to the principal amount. Any conversion value above the principal amount will be convertible into shares of PolyMedica common stock. The interest rate, conversion price and other terms of the notes will be determined by negotiations between PolyMedica and the initial purchasers of the notes. PolyMedica expects to grant the initial purchasers a 30-day option to purchase up to $30 million principal amount of additional notes to cover overallotments.
PolyMedica expects to use the net proceeds from the offering to repay approximately $94 million in outstanding bank debt and to repurchase approximately $29 million of its common stock in negotiated transactions from purchasers concurrently with the offering. These repurchase amounts represent the approximately 705,000 shares remaining in the Company’s existing stock repurchase program.
In addition, PolyMedica expects to use a portion of the net proceeds from the offering to pay the net cost of certain convertible note hedge and warrant transactions consisting of a call in favor of PolyMedica and a warrant issued to the initial purchasers or their affiliates. These transactions are intended to reduce the potential dilution to PolyMedica’s common stock upon any conversion of the notes. PolyMedica expects that the convertible note call will have an exercise price equal to the conversion price of the notes and that the warrants will have an exercise price that is higher than the conversion price of the notes. The notes will be subordinated to existing and future senior indebtedness of PolyMedica. If the overallotment option is exercised, any remaining proceeds will be used to further reduce bank debt outstanding under PolyMedica’s existing facility.
-MORE-

PLMD To Offer $150 Million Convertible Subordinated Notes

September 12, 2006
PolyMedica has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the other parties to those transactions or their respective affiliates expect to enter into various derivative transactions with respect to PolyMedica’s common stock or purchase PolyMedica’s common stock in secondary market transactions prior to or concurrently with the pricing of the notes, and may enter into various derivative transactions with respect to PolyMedica’s common stock or purchase or sell PolyMedica’s common stock in secondary market transactions following the pricing of the notes.
This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and PolyMedica common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About PolyMedica
For more than a decade, PolyMedica has been the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 888,000 active patients. The Company is expanding its portfolio of products and services, from patient education to prescription drugs, to help people better manage their conditions and maintain their health. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Report on Form 10-Q for the period ended June 30, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
-END-